Junior Oil and Gas Producer Trading under $0.05

  Recently announced major new oil discovery from Alberta well

  Results expected within days from a Texas oil and gas prospect that has had five out of five successful wells

  Current market capitalization of just over $3 million

  Interest in 16 producing oil and/or gas wells

  In final negotiations on new multi-well oil and gas prospect in Alberta